THE MONEY STORE INC.
                             TMS AUTO HOLDINGS, INC.


                        The Money Store Auto Trust 1996-2
                $59,600,000 Class A-1 5.5125% Asset Backed Notes
             $121,400,000 Class A-2 Floating Rate Asset Backed Notes
                 $67,000,000 Class A-3 6.25% Asset Backed Notes
                   $7,000,000 6.435% Asset-Backed Certificates


                                PRICING AGREEMENT



                                                              December 17, 1996



SMITH BARNEY INC.
as Representative ("Representative")
 of the several Underwriters
390 Greenwich Street
New York, New York  10013

Ladies and Gentlemen:

          Reference is made to the Underwriting Agreement, dated December 17, 1996 (the "Underwriting Agreement"), relating to $59,600,000 aggregate principal amount Class A-1 5.5125% Asset Backed Notes (the "Class A-1 Notes"), $121,400,000 aggregate principal amount of Class A-2 Floating Rate Asset Backed Notes (the "Class A-2 Notes"), $67,000,000 aggregate principal amount of Class A-3 6.25% Asset Backed Notes (the "Class A-3 Notes" and, with the Class A-1 Notes and the Class A-2 Notes, the "Notes"), and $7,000,000 aggregate principal amount of 6.435% Asset Backed Certificates (the "Certificates"), all issued by The Money Store Auto Trust 1996-2 (the "Trust".)

          Pursuant to Section 2 of the Underwriting Agreement, The Money Store Inc. ("TMSI") and TMS Auto Holdings, Inc. (the "Seller") agree with the Representative on behalf of the Underwriters identified in Schedule I of the Underwriting Agreement as follows:

          1. The Class A-1 Interest Rate shall be 5.5125% per annum.

          2. The Class A-2 Interest Rate shall be determined as set forth in the Indenture.

          3. The Class A-3 Interest Rate shall be 6.25% per annum.

          4. The Certificate Rate shall be 6.435% per annum.

          5. The purchase price for the Class A-1 Notes shall be 99.75% of the initial principal amount of the Class A-1 Notes.

          6. The purchase price for the Class A-2 Notes shall be 99.75% of the initial principal amount of the Class A-2 Notes.

          7. The purchase price for the Class A-3 Notes shall be 99.75% of the initial principal amount of the Class A-3 Notes.

          8. The purchase price for the Certificates shall be 99.75% of the initial principal amount of the Certificates.

          9. The Notes and Certificates shall be offered from time to time in negotiated transactions or otherwise, at prices determined at the time of sale.

          If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Seller a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Underwriters, TMSI and the Seller in accordance with its terms.

                                       Very truly yours,

                                       TMS AUTO HOLDINGS, INC.


                                       By: /s/ Morton Dear
                                           ----------------
                                           Name: Morton Dear
                                           Title: Executive Vice President


                                       THE MONEY STORE INC.


                                       By: /s/ Morton Dear
                                           ---------------
                                           Name: Morton Dear
                                           Title: Executive Vice President




CONFIRMED AND ACCEPTED, as of the date first above written:

SMITH BARNEY INC.
PRUDENTIAL SECURITIES INCORPORATED

By: SMITH BARNEY INC.

By: /s/Joseph M. Donovan
    --------------------
    Name:  Jospeh M. Donovan
    Title: Managing Director